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                                                CONFIDENTIAL TREATMENT REQUESTED
                                                FOR PORTIONS OF THIS DOCUMENT

                                                                   EXHIBIT 10.13

                   EXCLUSIVE LICENSE AND DISTIBUTION AGREEMENT

     This Exclusive License and Distribution Agreement ("Agreement") is made and entered into this 4th day of February, 1999, by and among Global Medical Enterprises Ltd., a British Virgin Islands corporation ("GMEL/BVI"), Global Medical Enterprises Ltd., LLC, a California limited liability company having a principal place of business at 16161 Ventura Boulevard, Suite 706, Encino, California 91436 (hereinafter referred to as "GMEL/LLC") and United Therapeutics Corporation, a corporation organized and existing under the laws of the State of Delaware having a principal place of business at 1110 Spring Street, Silver Spring, Maryland 20910 (hereinafter referred to as "UT").

                                    RECITALS

     WHEREAS, GMEL/BVI has obtained an exclusive license from Pacific Pharmaceutical Co., Ltd. (hereinafter referred to as "Pacific"), attached at Appendix A and incorporated herein, to commercialize Ketotop, an advanced medicinal patch with analgesic efficacy, described in Appendix B attached hereto and incorporated herein, in certain parts of the world, including the Territory (as defined hereinafter); and

     WHEREAS, GMEL/BVI has assigned the United States rights under the Pacific Agreement to GMEL/LLC under the Assignment and Assumption Agreement dated July 24, 1998, described in Appendix A and incorporated herein; and

     WHEREAS, UT desires to obtain an exclusive license under both GMEL, BVI's rights to Ketotop and GMEL/LLC's rights to Ketotop in order to obtain regulatory approvals, market and distribute Ketotop in the Territory for all indications.

     NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

     1.1 "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it posesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.


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     1.2 "cGMP" means the United Stated Food and Drug Administration "current
Good Manufacturing Practices" as defined in 21 C.F.R parts 210-211.

     1.3 "Dollars" or "$" means United States dollars.

     1.4 "Effective Date" means the date appearing at the beginning of this Agreement.

     1.5 "FDA" means the United States Food and Drug Administration or any successor entity.

     1.6 "Field" shall mean the treatment of all indications for which the Product (as defined hereinafter) offers therapeutic effectiveness.

     1.7 "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product. A transfer of the Product by UT or its permitted sublicensees solely for the purpose of directly enabling UT and its permitted sublicensees to obtain approval of an NDA by the FDA (or similar approvals from the governing health authority of any other country within the Territory) shall not be considered a First Commercial Sale.

     1.8 "GMEL" shall mean both GMEL/BVI and GMEL/LLC, to the extent of their respective interests in the subject matter hereof, unless otherwise indicated herein.

     1.9 "IND" means an Investigational New Drug application or its equivalent successor application.

     1.10 "NDA" means a New Drug Application or any equivalent successor application.

     1.11 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

     1.12 "Product" shall mean "Ketotop", an advanced medicinal patch with analgesic efficacy as described in the attached Appendix B incorporated herein, and any derivatives, successors, improvements, modifications, variations, revisions thereof to which GMEL has the right to distribute pursuant to its agreement with Pacific.

     1.13 "Registration" shall mean, in relation to any Product, such approvals by government authorities as may be legally required before such Product may be commercialized.


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     1.14 "Territory" unless otherwise indicated herein shall mean (i) the
United States of America, its territories and possessions under the grant from GMEL, LLC, together with (ii) Canada, Mexico, Central America (Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama) and the Caribbean nations under the grant from GMEL, BVI.

     1.15 "Third Party" shall mean any Person other than GMEL and its Affiliates and UT and its Affiliates and permitted sublicensees.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     2.1 By Both Parties. Each party represents and warrants to the other that it has the full right to enter into this Agreement, this Agreement constitutes its legal, valid and binding obligation, and that, to the best of its knowledge, there are no agreements, commitments or obstacles, technical or legal, including patent rights of others, which could prevent it from carrying out all of its obligations hereunder, including, in the case of GMEL, its grant to UT of the license described in Section 3.1 below.

     2.2 By GMEL. GMEL represents and warrants to UT that:

         2.2.1 GMEL has the sole and exclusive right to distribute the Product within the Territory.

         2.2.2 As of the Effective Date, to the best of GMEL's knowledge, there are no (i) pending or threatened claims or litigation brought by a Third Party under any Third Party patent, trade secret or other Third Party proprietary right in respect of GMEL's distribution of the Product or as a result of Pacific's manufacture or distribution of the Product, (ii) basis upon which sale of the Product under this Agreement would infringe on the rights of Third Parties; or (iii) licenses or other restrictions on the ability to usesell or otherwise distribute the Product.

         2.2.3 GMEL has made or will make available to UT all material technical information in its possession or of which it is aware that is pertinent to development, regulatory approval and commercialization of the Product and GMEL shall use its best efforts to ensure that Pacific will assist GMEL in achieving GMEL's obligations hereunder.

         2.2.4 The price that GMEL pays to Pacific for Products under Article V of this Agreement shall be the true and accurate price reflecting all refunds, rebates, discounts, offsets and any other consideration of any kind paid or transferred by or on behalf of Pacific to GMEL or at GMEL's direction. In the event that any such compensation has been paid or transferred to or at GMEL's direction, GMEL shall promptly notify UT in order to adjust payments UT has made or will make pursuant to Article V of this Agreement.


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     2.3 By UT. UT warrants to GMEL that it will use its best efforts to develop, seek regulatory approval, commercialize and market Products within the Territory for one or more indications within the Field and that UT is adequately capitalized to undertake the obligations under this Agreement.


                                    ARTICLE 3
                                      GRANT

     3.1 Grant. GMEL hereby grants to UT and its Affiliates an exclusive license and exclusive distributorship (with the right to grant sublicenses and subdistributorships as set forth in Section 3.2 below) to use, import, offer for sale and sell Products in the Territory for use in the Field. Notwithstanding anything to the contrary herein, UT shall not have the right to manufacture or have others manufacture the Product.

     3.2 Sublicenses and Subdistributorships. Subject to GMEL's prior written consent, which consent shall not be unreasonably withheld or delayed, UT may grant sublicenses and subdistributorships under the grant in Section 3.1 above to any Third Party or Affiliate. UT shall deliver a copy of each sublicense and subdistributorship under this Agreement to GMEL promptly after execution of the same. Each sublicensee and subdistributor shall be subject to the terms and conditions of this Agreement.


                                    ARTICLE 4
                    DEVELOPMENT AND COMMERCIALIZATION PROGRAM

     4.1 Development and Commercialization by UT.

         4.1.1 Development Program. Subject to the satisfactory performance of GMEL's obligations under Section 4.3 below, UT shall, at its sole expense, use its best efforts to conduct research, development and clinical trials to obtain the necessary regulatory approvals to import, market and commercialize such Products as UT determines are commercially feasible for at least one indication, and diligently obtain necessary approvals to commence marketing and market one or more Products in the United States and Canada and such other countries of the Territory as UT determines are commercially feasible (hereinafter the "Development Program").

         4.1.2 Development Milestones. The Development Program shall achieve the following key milestones in the United States:

         IND Submission    by    [    ]

         NDA Submission    by    [    ]

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         NDA Approval      by    [    ]

In the event that UT is unable to meet any of the above key milestones, GMEL may, in its sole discretion, terminate this Agreement; provided, however, that UT's inability to meet any key milestone is not the result of (i) the imposition by a governmental regulatory agency of a material restriction on UT's Product regulatory approval activities under this Agreement, which restriction has delayed or prevented the Development Program, (ii) the requirement of a governmental regulatory agency that UT materially change the Development Program and timeline, (iii) negative or equivocal study results which necessitate a material and significant change in the Development Program and timeline, which change has delayed the Development Program, or (iv) delays in the performance of GMEL's obligations under Section 4.3 below. In the event that UT's inability to meet any key milestone is the result of (i) - (iii) above, then in such event, GMEL and UT shall reasonably extend the key milestones accordingly. In the event that UT's inability to meet any key milestone is the result of (iv) above, then in such event, the above milestone dates shall be extended by a day for each day of delay.

         4.1.3 Regulatory Efforts. UT shall have the final authority to make all clinical and regulatory decisions in its sole and reasonable discretion and UT shall solely and exclusively own all regulatory applications, approvals and clinical data obtained by UT with respect to Products. Notwithstanding the foregoing, UT shall closely consult with GMEL with regard to its participation in important clinical development meetings.

         4.1.4 Marketing and Distribution. Subject to GMEL's prior written consent, which consent shall not be unreasonably withheld or delayed, UT may contract with a drug marketing organization that has demonstrated competence and ability, based on sales in excess of $25 million annually for similar products, to market and distribute Products throughout the Territory.

         4.1.5 Records. UT shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products (including all data in the form required under all applicable laws and regulations.)

         4.1.6 Reports. So long as UT is engaged in the Development Program, UT will provide semi-annual reports to GMEL within sixty (60) days following the end of every two calendar quarters, summarizing in reasonable detail UT's activities related to the development of a Product and securing of the requisite marketing approvals during the period covered by such report. In addition, UT shall provide GMEL with written notice of all regulatory filings and submissions prior to the date of such submissions, and written notice of all approvals obtained promptly after obtaining such approvals. UT shall keep GMEL reasonably apprised of all written information or feedback provided by regulatory authorities to UT during the term of this Agreement.


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         4.1.7 Compliance with Laws. UT shall comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Product.

         4.1.8 Costs. Any and all costs associated with the clinical development, regulatory approval, and commercialization of the Product shall be borne solely by UT.

     4.2 Advisory Committee.

         4.2.1 Composition of the Advisory Committee. The Advisory Committee shall be comprised of two representatives of GMEL and two representatives of UT. The initial representatives for GMEL shall be Tom Kim and Dr. Howard Fullman. The initial representatives for UT shall be Martine Rothblatt and Dr. Gilles Cloutier. Each party may substitute one or more of its representatives, in its sole dicretion, effective upon agreement of the other party of such change, such agreement not to be unreasonably withheld or delayed.

         4.2.2 Meetings. The Advisory Committee shall meet not less than twice each year during the term of this Agreement on such dates and at such time and places as agreed to by the parties, alternating between GMEL's principal offices and UT's principal offices, or such other locations as the parties shall agree, unless both parties mutually determine that a meeting should not take place. At such meetings, the Advisory Committee shall discuss UT's research and prospective development and commercialization efforts under this Agreement, UT's requirements from GMEL and Pacific, any actual regulatory filings regarding Products together with any anticipated regulatory filings with respect to possible products, pricing of Product both to UT and to patients, UT's fiscal status, patent filings, and, in general, shall coordinate the development and marketing of Products. The Advisory Committee shall also review on an ongoing basis the viability and economic expectations of the commercialization effort in countries within the Territory. Each party shall bear its own expenses in connection with travel and attendance at such meetings.

     4.3 GMEL Obligations.

         4.3.1 Clinical Supplies. GMEL, at its sole expense, shall be responsible for providing UT with an adequate and timely supply of the Products for use during clinical trials.

         4.3.2 Information. GMEL, at its sole expense, shall be responsible for the timely delivery to UT of all pre-clinical information available to GMEL and reasonably necessary to support UT's preparation and filing of an IND with the FDA including, but not limited to, information relating to acute toxicity and repeat-dose toxicity, and the translation into English of summaries of all foreign language reports. In addition, GMEL shall provide UT on a timely basis and without charge all information concerning the Product which is available to GMEL and which is reasonably required by UT to fulfill its obligations under this Agreement, including but not limited to, information, compilations, analyses, reports,


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studies, data, copies of regulatory filings and proceedings which GMEL and
Pacific have developed or acquired which may be related to the licensed rights and which concerns or relates to preclinical and clinical research, safety, use, efficacy, and copies of findings or reports which are required by the FDA or similar regulatory agencies.

         4.3.3 Cooperation. GMEL shall, upon the request by UT, provide UT with reasonable assistance and consultation regarding the Product, including reasonable access to sample materials and data. GMEL shall ensure the cooperation of Pacific with the FDA's normal and customary requirements for the approval of drugs such as Ketotop.

         4.3.4 cGMP Requirements. GMEL shall exercise its best efforts to ensure that Pacific provides a manufacturing process and facility for the Licensed Products that complies with United States cGMP requirements during the term of this Agreement.

     4.4 Registration of License. UT may, at its expense, register the exclusive license granted under this Agreement in any country, or community or association of countries, where the use, sale or manufacture of a Product in such country would be covered by a Valid Patent Claim. Upon request of UT, GMEL agrees promptly to execute any "short form" licenses in a form submitted to it by UT from time to time in order to effect the foregoing registration in such country.


                                    ARTICLE 5
                                PAYMENTS TO GMEL

     5.1 Purchase of Product.

         5.1.1 Exclusive Source. In partial consideration for the exclusive license granted to UT herein, UT shall purchase U.S. cGMP commercial Product solely from GMEL during the term of this Agreement following the First Commercial Sale of Product by UT, its Affiliates or permitted sublicensees. UT shall neither manufacture Product nor purchase Product from a Third Party without the prior written consent of GMEL. GMEL shall be responsible for the timely delivery to UT of the amount of U.S. cGMP Product that UT reasonably requires from time to time during the term of this Agreement. UT shall notify GMEL in writing promptly upon the First Commercial Sale of a Product by UT, its Affiliates or its sublicensees in each country of the Territory.

         5.1.2 Purchase by UT.

              5.1.2.1 Purchase. In further consideration of the exclusive license granted herein and the performance of GMEL's obligations under Section
4.3 above, and following the First Commercial Sale of Product by UT, its Affiliates or permitted sublicensees, GMEL shall timely deliver to UT such amounts of cGMP commercial Product ordered by UT which GMEL will obtain from Pacific pursuant to the pricing schedule

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issued by Pacific to GMEL attached at Appendix C to this Agreement and incorporated herein (the "Pacific Price").

              5.1.2.2 Pricing.

                  5.1.2.2.1 United States. UT shall purchase from GMEL/ LLC Products for distribution within the United States of America, its territories and possessions, at a [ ] mark-up over the Pacific Price for all prescription sales and at a [ ] mark-up over the Pacific Price for all Over the Counter (OTC) sales.

                  5.1.2.2.2 Canada. UT shall purchase from GMEL/BVI Products for distribution within Canada at a [ ] mark-up over the Pacific Price for all prescription sales and at a [ ] mark-up over the Pacific PRICE for all Over the Counter (OTC) sales.

                  5.1.2.2.3 Other Countries. For all countries in the Territory other than the United States, its territories and possessions, and Canada, the Advisory Committee shall determine the terms upon which UT and GMEL/BVI shall form a joint venture to commercialize Products in each country of the Territory, recognizing that the spirit is to consider the parties as equal venturers. In determining the terms of each such joint venture, including without limitation provisions relating to the payment of expenses of the venture (including the cost of Products purchased from Pacific) and the calculation and division of profits, the Advisory Committee shall take into account relevant market and financial information relating to the commercialization of comparable products in each country.

              5.1.2.3 Pricing Stability. The Pacific Price in Appendix C shall be the base price upon which the above escalating cost of Products purchased by UT will be calculated. Notwithstanding the foregoing, the Pacific Price shall be adjusted on each anniversary of the NDA Approval based upon an actual, direct and verifiable increase or decrease in Pacific's cost of goods sold for Products sold to GMEL in the preceding annual period. GMEL shall exercise its best efforts to negotiate with Pacific such annual price adjustments so that the maximum increase or decrease in the adjusted Pacific Cost in any annual adjustment shall not exceed (i) [ ] above or below the Pacific Price set for the preceding annual period (the "Annual Cap") and (ii) the total of all annual adjustments to the Pacific Price shall not exceed a [ ] increase over the term of this Agreement (the "Term Cap"). The parties shall closely consult with each other and Pacific and review relevant documentation to ensure that each annual adjustment of the Pacific Price is fair and reasonable given the underlying costs of goods, currency fluctuations, and other variables in pricing imported pharmaceuticals.

         5.1.3 Shipping. All Products shall be shipped by GMEL F.O.B. GMEL's point of shipment. UT shall be responsible for and shall pay any sales, use, excise or other taxes directly relating to the importation and transfer of Products (excluding income taxes

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and similar for which GMEL shall be solely responsible) imposed by the laws of any jurisdiction on GMEL's sale of Products to UT.

     5.2 Pricing Adjustment. Notwithstanding any other provision of this Agreement to the contrary, in the event that UT determines, after discussion with GMEL, that

         (i) it or they are required to pay royalties to any Third Party because the development, use or sale of the Product infringes any patent or other intellectual property rights of such Third Party in the Territory; or

         (ii) the development, use or sale of the Products in any country in the Territory no longer infringes a valid patent claim or any period of orphan drug or other exclusivity granted by the FDA or other government agency with respect to any Product; or

         (iii) a compulsory license to manufacture and/or distribute Products has been granted to a Third Party under the applicable laws of any country in the Territory; or

         (iv) the price for Product under Section 5.1.2 causes or may cause UT a significant reduction in its sales of Product in any country in the Territory;

then, in any such event, UT and GMEL shall meet and in good faith endeavor to agree on an appropriate and reasonable reduction in the pricing of the Product under Section 5.1.2.2 in order to place UT in a position to market competitively the Product in such country.

     5.3 Payment.

         5.3.1 United States and Canada. Payment for Products to GMEL/ LLC under
Section 5.1.2.2.1 above and payment for Products to GMEL/BVI under Section
5.1.2.2.2 above shall be made in Dollars by irrevocable 30-day sight letter of credit confirmed by a first class international bank following the date of delivery of Products to UT or at UT's request. All such payments shall be free of set-off, counter-claims or any taxes imposed by the laws of any jurisdiction and shall be made in accordance with written instructions from GMEL.

         5.3.2 Other Countries. Payment for Products to GMEL/BVI under Section
5.1.2.2.3 above shall be made in such manner as determined by the Advisory Committee.

     5.4 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, payment shall be made through such lawful means or methods as UT reasonably shall determine.


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                                    ARTICLE 6
                     PROHIBITED SALES AND ADDITIONAL RIGHTS

     6.1 Prohibited Sales. UT shall not sell, directly or indirectly, any of the Products outside the Territory or sell any of the Products to any Person whom UT knows, or reasonably should know, will resell the Products outside the Territory or who will ship the Products from the Territory.

     6.2 Third Party Distribution. To the extent that GMEL has the right to distribute Products in any countries outside of the Territory as of the date hereof, UT may present to GMEL potential Third Parties which are qualified to distribute Products in any such country. Upon the presentation by UT of a detailed proposal identifying a qualified Third Party distributor, reasonably acceptable to GMEL, with whom UT desires to partner to distribute Products in countries outside of the Territory, GMEL and UT shall negotiate in good faith to extend the Territory to include such countries and Third Party distributors.

     6.3 Right of First Refusal. Notwithstanding anything in this Agreement to the contrary, in the event that, subsequent to the date hereof, GMEL shall acquire from Pacific the right to distribute the Product in any countries outside of the Territory and shall decide to license any aspect of the commercialization of the Product in any such country to a Third Party, GMEL shall give UT an exclusive option and right of first refusal to negotiate a license agreement covering such matters with UT; provided, however, that such option and right shall not be granted in cases where Pacific requires GMEL to license to a particular Third Party other than UT or its Affiliates. UT shall have sixty (60) days from receipt of written notice from GMEL of its intent to enter into a license agreement, which notice shall describe in reasonable detail the material terms of any proposed license to a Third Party, to deliver its decision as to whether it shall exercise such option and right. Upon GMEL's receipt of written notice from UT of its desire to enter into negotiations, the parties shall have one hundred twenty (120) days, or such longer period as the parties shall mutually agree (the "Negotiation Period"), to negotiate in good faith and enter into a definitive license agreement. The terms of such agreement shall be commercially reasonable under the circumstances then in existence. In the event that UT shall decline to exercise its option or right hereunder or the parties fail in good faith to enter into a license agreement prior to the expiration of the Negotiation Period, GMEL shall be free to enter into a license agreement covering the same matters with a Third Party, provided, however that the material terms of any such agreement shall be no more favorable than the terms offered to UT.

     6.4 Medicinal Patch. To the extent that GMEL has rights in and to the use of the medical patch other than in connection with the delivery of ketoprofen, UT shall have the right to present to GMEL proposals it develops for the use of such patch for the delivery of other drugs and for other indications. Upon the presentation by UT of a detailed proposal identifying a proposed drug and indication(s), GMEL and UT shall negotiate in good faith to exclusively license the medicinal patch for such other drugs and indications.

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                                    ARTICLE 7
                                 CONFIDENTIALITY

     7.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, lawyers, bankers, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

     7.2 Permitted Disclosures. The confidentiality obligations contained in
Section 7.1 shall not apply to the extent that (i) any receiving party (the "Recipient") is required (a) to disclose information by law, order, or regulation of a government agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (ii) the Recipient can demonstrate that (a) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of action of the Recipient in violation hereof; (b) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (c) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (d) the disclosed information was independently developed by the Recipient without use of Confidential Information disclosed by the other party.

     7.3 Terms of this Agreement. Except as otherwise provided in Section 7.2 above and subject to either party's reporting obligations under applicable state and federal laws, GMEL and UT shall not disclose any terms or conditions of this Agreement (or GMEL's agreement with Pacific) to any Third Party without the prior written consent of the other party. Notwithstanding the foregoing, GMEL and UT shall agree upon the substance of information that can be used to describe the terms of this transaction in a press release or other similar publication, and UT and GMEL may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.


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     7.4 Publication. From time to time it may be to the mutual interest of the parties to publish articles relating to data generated or analyzed as a part of this Agreement. Neither party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other information generated and provided solely by the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided however, that valid commercial reasons may exist for withholding such consent. Nothing contained herein shall be construed as precluding either party from making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology, or pharmacokinetic characteristics of the Products to the extent that either party may be required by law to make disclosures of such information.


                                    ARTICLE 8
                          INTELLECTUAL PROPERTY RIGHTS

     8.1 Trademarks.

         8.1.1 Ownership. UT acknowledges that Pacific owns the "Ketotop" trademarks and all goodwill associated with or symbolized by the trademarks and that GMEL has been granted the right to use Pacific's trademarks solely in connection with the distribution, sale and promotion of the Product in the Territory. GMEL hereby grants to UT a royalty-free license to use the trademarks free of charge in connection with the regulatory approval process, distribution, sale and promotion of the Products in the Territory during the terms of this Agreement. Upon expiration or earlier termination of this Agreement, UT shall cease using the trademarks and shall remove all references to said mark from its stationary, advertising and all other property in its possession or control and shall cease using said mark in any other manner, other than in connection with the disposition of outstanding inventory under Section 10.5 below.

         8.1.2 Registration. Unless otherwise agreed to by the parties, UT shall be responsible for taking all necessary action to register and maintain trademark protection for Ketotop trademarks in Pacific's name within all countries in the Territory at UT's sole expense. UT shall use its best efforts to provide GMEL with written notice of (i) all trademark filings and submissions in countries within the Territory prior to the date of such submissions, and
(ii) all approvals obtained promptly after obtaining such approvals. UT shall keep GMEL reasonably apprised of all written information or feedback provided by trademark authorities to GMEL during the term of this Agreement.

     8.2 Patents. GMEL and/or Pacific will be responsible for taking all necessary action to maintain and/or extend patent registrations relating to Products in the Territory. UT will render reasonable assistance to GMEL in this effort. GMEL shall use its best eforts to provide UT with written notice of (i) all patent filings and submissions in countries within the Territory prior to the date of such submissions, and (ii) all approvals obtained promptly after obtaining such approvals. GMEL shall keep UT reasonably apprised of all written


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information or feedback provided by patent authorities to GMEL during the term of this Agreement.



                                    ARTICLE 9
                                 INDEMNIFICATION

     9.1 Indemnity.

         9.1.1 By GMEL. GMEL shall indemnify and hold UT and its directors, officers, employees and agents harmless, and hereby forever releases and discharges UT, from and against all losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (i) the breach of any representation, warranty or covenant of GMEL under this Agreement or (ii) the gross negligence or willful misconduct of GMEL in the performance of its obligations and its permitted activities under this Agreement.

         9.1.2 By UT. UT shall indemnify and hold GMEL and its trustees, directors, officers, employees and agents harmless, and hereby forever releases and discharges GMEL, from and against all losses, liabilities, damages and expenses (including reasonable attorney's fees and costs) resulting from all claims, demands, actions and other proceedings by any Third Party to the extent arising from (i) the breach of any representation, warranty or covenant of UT under this Agreement, (ii) the research, development, commercialization or marketing of Products (without regard to culpable conduct), or (iii) the gross negligence or willful misconduct of UT or its Affiliates or permitted sublicensees in the performance of its or their obligations and its or their permitted activities under this Agreement.

     9.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 9 shall promptly notify the other party (the "Indemnitor") in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 9 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action, or other


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


proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9 with respect thereto, but the omission to so deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 9. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or proceeding covered by this Article 9.

     9.3 Insurance. UT, at its own expense, shall maintain comprehensive general liability insurance, including product liability insurance, against claims regarding the research, development, commercialization or marketing of the Products under this Agreement. UT shall maintain such insurance for so long as it continues to research, develop, commercialize, and market Products, and thereafter for so long as it customarily maintains insurance for itself covering similar activities with its other similar products. During the clinical development of Products, such coverage shall be at least $2,000,000 per occurrence. Promptly upon commercial introduction of the Product, the parties shall negotiate in good faith the level to which UT shall increase such insurance coverage.


                                   ARTICLE 10
                                   TERMINATION

     10.1 Term and Expiration. Subject to the provisions of Sections 10.2, 10.3,
10.4 and Article 11 below, this Agreement shall become effective as of the Effective Date and shall expire on July 23, 2008, unless earlier terminated pursuant to the terms of this Agreement and to the terms of the Pacific Agreement. In the event that GMEL is able to extend the term of its agreement with Pacific which it will endeavor to do with its best efforts, GMEL shall renew this Agreement on the same terms and conditions herein for such additional period of time as Pacific grants to GMEL under its agreement with GMEL.

     10.2 Termination for Cause.

         10.2.1 Breach. Except as provided elsewhere in this Agreement, either party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within sixty (60) days after notice thereof by the non-breaching party. In the event that this Agreement is terminated as the result of a material breach by GMEL/BVI, then in such event, GMEL/BVI grants to UT the exclusive right to all of GMEL/BVI's rights under the Pacific Agreement so that UT may continue its commercialization efforts hereunder, provided however, that UT shall be obligated to perform all corresponding obligations GMEL/BVI has under the Pacific Agreement. In the event that this Agreement is terminated as the result of a material breach by GMEL/LLC, then in such event, GMEL/LLC grants to UT the exclusive right to all of GMEL/LLC's rights under its Assignment and Assumption Agreement with

GMEL/BVI so that UT may continue its commercialization efforts hereunder, provided however, that UT shall be obligated to perform all corresponding obligations GMEL/LLC has under its Assignment and Assumption Agreement with GMEL/BVI.

         10.2.2 Regulatory and Material Adverse Change. UT may terminate this Agreement at its sole option upon thirty (30) days written notice to GMEL in the event that in UT's commercially reasonable discretion either (i) the Product is unlikely to achieve contemplated regulatory approval within the development milestones provided under Section 4.1.2 above through no fault of UT, or (ii) a material adverse change has occured in UT's financial expectations for its return on investment in commericalizing the Product hereunder through no fault of UT.

     10.3 Bankruptcy. In the event of the institution by or against either party of insolvency, receivership, bankruptcy proceedings, or any other proceedings for the settlement of a party's debts which are not dismissed within sixty (60) days, or upon a party's making an assignment for the benefit of creditors, or upon a party's dissolution or ceasing to do business, the other party may terminate this Agreement upon written notice.

     10.4 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 7, 8, and 9 shall survive the expiration or termination of this Agreement.

     10.5 Outstanding Inventory. Upon any termination of this Agreement, UT shall have the right and option to sell any completed inventory of Product, as if licensed under this Agreement, which remains on hand as of the date of the termination, so long as UT pays to GMEL as required under this Agreement.


                                   ARTICLE 11
                                  FORCE MAJEURE

     Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party. When such circumstances arise, the parties shall discuss what, if any modification of the terms of this Agreement may be required to arrive at an equitable solution.

                                   ARTICLE 12
                                  MISCELLANEOUS

     12.1 Notices. Any consent, notice or report required or permitted to be given under this Agreement by one of the parties hereto to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class mail, or courier, postage prepaid where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and, except as otherwise provided in this Agreement, shall be effective upon receipt by the addressee.

       If to GMEL/BVI:   Global Medical Enterprises, Ltd.
                         c/o Global Medical Enterprises, Ltd., LLC
                         16161 Ventura Boulevard
                         Suite 706
                         Encino, California  91436
                         Attention:  Howard J. Fullman, M.D.
                         Phone Number:   (818) 981-1211
                         Fax Number:     (818) 981-2408

       If to GMEL/LLC:   Global Medical Enterprises, Ltd., LLC
                         16161 Ventura Boulevard
                         Suite 706
                         Encino, California  91436
                         Attention:  Howard J. Fullman, M.D.
                         Phone Number:   (818) 981-1211
                         Fax Number:     (818) 981-2408

       If to UT:         United Therapeutics Corporation
                         1110 Spring Street
                         Silver Spring, Maryland 20910
                         Attention:  Gilles Cloutier, Ph.D.
                         Phone Number:   (301) 608-9292
                         Fax Number:     (301) 608-9291

     12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof, except that questions affecting the validity, construction and effect of any patent shall be determined by the laws of the country in which the patent was granted.

     12.3 Assignment. Neither party may assign its rights and obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, provided however, that either party may, without such consent, assign this Agreement to a wholly-owned subsidiary. Any purported assignment in violation of this Section 12.3 shall be void. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which the such party then has hereunder.

     12.4 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties.

     12.5 Entire Agreement. This Agreement constitutes the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the subject matter hereof, including the Letter of Agreement dated September 8, 1998 with respect North American Marketing Rights in Ketotop, which is hereby terminated. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the legal successors to the parties hereto.

     12.6 Severability. If any provision of this Agreement is found to be invalid or unenforceable in any jurisdiction, it shall be ineffective to the extent of such invalidity or unenforeceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction. The parties agree to renegotiate in good faith any term held invalid and be bound by the mutually agreed substitute provision.

     12.7 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right under this Agreement or of any other breach or failure by said party whether of a similar nature or otherwise.

     12.8 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or buden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.9 Settlement of Disputes.

         12.9.1 All disputes arising between the parties in connection with this Agreement shall be resolved exclusively by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association, and judgment upon the award entered by the arbitrator(s) may be enetered in any court having jurisdiction thereof.

         12.9.2 If any arbital or judicial proceedings shall be commenced to enforce this Agreement or any abitral award issued pursuant to this Section 12.9, the prevailing party in such proceedings shall be entitled to recover the reasonable attorneys'

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


fees, costs and expenses incurred by the prevailing party in connection with such proceedings.

     12.10 Independent Contractors. The relationship between GMEL and UT is that of independent contractors. Neither party has any actual or apparent authority, express or implied, to act on behalf of the other party or to bind the other party to any obligations. Neither party shall be deemed to be an agent or servant of the other party or a partner or venturer with the other party. Neither party shall control, or have any right to control, the manner, method, an means by which the other party makes, has made, uses, sells, leases or otherwise provides or markets its products and services.

     12.11 LIMITATION OF LIABILITY. EXCEPT AS MAY BE ELSEWHERE HEREIN SPECIFICALLY PROVIDED FOR, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATIONS SET FORTH HEREIN.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                   Global Medical Enterprises, Ltd.



                                   /s/ Tom Kim
                                   --------------------------------
                                   Tom Kim
                                   Chairman

                                   Date: February 5, 1999



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









                                   Global Medical Enterprises, Ltd., LLC



                                   /s/ Howard J. Fullman
                                   --------------------------------
                                   Howard J. Fullman, M.D.
                                   President and CEO

                                   Date: February 5, 1999





                                   UNITED THERAPEUTICS CORPORATION



                                   /s/ Gilles Cloutier
                                   --------------------------------
                                   Gilles Cloutier, Ph.D.
                                   Executive Vice President and COO


                                   Date: February 4, 1999


                                       19